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Exhibit 10.7

PAGES WHERE CONFIDENTIAL TREATMENT HAS BEEN REQUESTED ARE MARKED "CONFIDENTIAL TREATMENT REQUESTED." THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE COMMISSION, AND THE APPROPRIATE SECTION HAS BEEN MARKED AT THE APPROPRIATE PLACE AND IN THE MARGIN WITH AN ASTERISK (*).

AMENDED AND RESTATED GAS PROCESSING CONTRACT

BETWEEN

KINDER MORGAN TEXAS PIPELINE, L.P. AND

COPANO PROCESSING, L.P.

JANUARY 1, 2004

AMENDED AND RESTATED GAS PROCESSING CONTRACT
BETWEEN
KINDER MORGAN TEXAS PIPELINE, L.P.
AND
COPANO PROCESSING, L.P.

TABLE OF CONTENTS

ARTICLE 1. — DEFINITIONS		1
1.1.	Words and Terms	1
ARTICLE 2. — CERTAIN OBLIGATIONS OF THE PARTIES		3
2.1.	Commitments of the Parties	3
2.2.	Bypass; Suspension of Processing	3
2.3.	Hydrocarbon Dew Point Control	4
2.4.	Termination of KMTP Conditioning and Blending Fees	4
2.5.	Termination of Live Oak PCL	4
ARTICLE 3. — ALLOCATION OF INLET GAS		4
3.1.	KMTP Information	4
3.2.	KMTP Gas Calculations	5
ARTICLE 4. — PAYMENTS BY COPANO TO KMTP		5
4.1.	Processing Payment — KMTP Gas	5
4.2.	Processing Payment — PCL Gas	6
ARTICLE 5. — PAYMENTS BY KMTP TO COPANO		6
5.1.	Determination of the Processing Margin	6
5.2.	Conditioning Month Payments	6
ARTICLE 6. — PRESSURES		6
6.1.	Delivery Pressure	6
6.2.	Pressure Drop	6
ARTICLE 7. — CONTENT TESTS		6
7.1.	Sampling	6
7.2.	Notices of Tests	7
7.3.	Btu Content	7
ARTICLE 8. — PRODUCT AND PTR ALLOCATION		7
8.1.	Procedures for Allocating Products and PTR	7
ARTICLE 9. — RESIDUE GAS REDELIVERY		7
9.1.	Residue Gas Allocation to KMTP Gas	7
9.2.	Transfer of Custody and Responsibility for Residue Gas	7
9.3.	Residue Gas Volumes	7
ARTICLE 10. — MAKE-UP OF PTR		7
10.1.	Obligation	7
10.2.	PTR Make-up Gas Balancing	8
10.3.	Notice of Volumes	8
ARTICLE 11. — MEASUREMENT		8
11.1.	Assumed Atmospheric Pressure	8
11.2.	Unit of Volume	8
11.3.	Adjustment for Supercompressibility	9
11.4.	Determination of Heating Value	9
11.5.	Determination of Flowing Temperature	9
11.6.	Determination of Specific Gravity	9

ARTICLE 12. — MEASURING EQUIPMENT AND TESTING		10
12.1.	Equipment	10
12.2.	Calibration and Tests of Meters	10
12.3.	Access to Meters and Records	10
12.4.	Correction of Metering Errors	11
12.5.	Failure of Meters	11
12.6.	Check Measuring Equipment	11
12.7.	New Measurement Techniques	11
12.8.	Liquid Measurement	11
ARTICLE 13. — QUALITY		12
13.1.	Gas Quality Specifications	12
13.2.	Testing	12
13.3.	Failure to Meet Quality Specifications	13
ARTICLE 14. — ACCOUNTING		13
14.1.	Statements	13
14.2.	Payments	13
14.3.	Auditing	13
14.4.	Failure to Pay	13
ARTICLE 15. — FORCE MAJEURE		13
15.1.	Definition	13
15.2.	Strikes and Lockouts	14
15.3.	Plant Loss	14
ARTICLE 16. — TAXES		14
16.1.	Taxes	14
ARTICLE 17. — LIABILITY; TITLE AND WARRANTIES		14
17.1.	Transfer of Custody of and Responsibility For Gas	14
17.2.	Title to Products	15
17.3.	Title to PTR	15
17.4.	Liability	15
17.5.	Warranties	15
ARTICLE 18. — SUCCESSORS AND ASSIGNS		15
18.1.	Binding of Terms	15
18.2.	Conditions	15
18.3.	Pledged Rights	15
ARTICLE 19. — NOTICES		15
19.1.	Addresses	15
ARTICLE 20. — TERM		17
20.1.	Term	17
ARTICLE 21. — MISCELLANEOUS		17
21.1.	Upstream Processing	17
21.2.	Indemnity	17
21.3.	Waiver	17
21.4.	Performance	17
21.5.	Drafting	18
21.6.	Headings	18
21.7.	Third Party Beneficiaries	18
21.8.	Renegotiation Rights	18
21.9.	Prior Contract	18

ii

AMENDED AND RESTATED GAS PROCESSING CONTRACT
BETWEEN
KINDER MORGAN TEXAS PIPELINE, L.P.
AND
COPANO PROCESSING, L.P.

        THIS AMENDED AND RESTATED GAS PROCESSING CONTRACT, made and entered into as of January 1, 2004 (the "Effective Date"), by and between KINDER MORGAN TEXAS PIPELINE, L.P. ("KMTP") and COPANO PROCESSING, L.P. ("COPANO").

W I T N E S S E T H:

        WHEREAS, COPANO owns and operates a natural gas processing plant known as the Houston Central Plant located in the O.K. Winn and Francis Mayhar Surveys, Colorado County, Texas (the "Plant"), and

        WHEREAS, KMTP owns and operates a 30-inch pipeline system extending from the vicinity of Laredo, Texas, to the Plant (said pipeline system and any extensions and loops thereof shall be referred to herein as the "KMTP Line"); and

        WHEREAS, COPANO and/or its Affiliates (defined below) own natural gas pipeline facilities that deliver gas into the KMTP Line (the "Copano Pipeline Facilities") which gas is delivered to the Plant for Processing (all such gas so delivered from the Copano Pipeline Facilities shall be referred to herein as "Copano Pipeline Gas"); and

        WHEREAS, subject to KMTP's written consent, COPANO and/or its Affiliates (as defined below) may enter into gas Processing or gas conditioning arrangements with producers or other third parties delivering gas to the KMTP Line pursuant to which COPANO shall have the right to Process or condition gas produced, delivered or supplied by such third parties (such gas may be referred to herein as "Copano Contract Gas", and together with the Copano Pipeline Gas, shall be referred to herein as "Copano Gas"); and

        WHEREAS, KMTP transports certain quantities of Gas other than Copano Gas ("KMTP GAS") in the KMTP Line that is delivered to the Plant and desires that such gas be Processed in the Plant, and

        WHEREAS, COPANO desires to Process the KMTP Gas for KMTP, and

        WHEREAS, COPANO and KMTP are parties to that certain Gas Processing Contract entered into as of September 1, 2001 which provides for the Processing of Gas by COPANO at the Plant (the "2001 Gas Processing Agreement"), and

        WHEREAS, COPANO and KMTP desire to amend and restate the 2001 Gas Processing Agreement in its entirety to: (i) revise the hydrocarbon dew point specifications, and (ii) effectuate certain in other amendments and modifications as provided herein.

        NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and benefits contained herein, KMTP and COPANO hereby agree as follows:

ARTICLE 1.—DEFINITIONS

        1.1.    Words and Terms

        Unless the context indicates a different meaning, the following words and terms shall have the meanings set out below:

        "2001 Gas Processing Agreement" has the meaning set forth in the recitals above.

        "Affiliate" means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person. The term control means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

        "Alternate Redelivery Point" means the flange or weld on the downstream side of the emergency shut down valve installed downstream of the Plant at the point of connection to any pipeline connected to the Plant as of the Effective Date other than the KMTP pipeline.

        "Btu" means British thermal unit.

        "Business Day" means a day other than a Saturday, Sunday or legal holiday for commercial banks under either the laws applicable to national banking associations or those applicable to Texas state chartered banks.

        "Conditioning Month" has the meaning set forth in Section 5.2.

        "COPANO" has the meaning set forth in the preamble.

        "Copano Contract Gas" has the meaning set forth in the recitals above.

        "Copano Gas" has the meaning set forth in the recitals above. 2 "Copano Pipeline Facilities" has the meaning set forth in the recitals above.

        "Copano Pipeline Gas" has the meaning set forth in the recitals above.

        "Creditor Party" has the meaning set forth in Section 14.2.

        "Day" means a period beginning at 9:00 a.m. (local time) on a calendar day and ending at 9:00 a.m. (local time) on the next succeeding calendar day. The date of a day shall be that of its beginning.

        "Debtor Party" has the meaning set forth in Section 14.2.

        "Delivery Point" means the flange or weld on the upstream side of the emergency shut-down valve installed upstream of the Plant.

        "Effective Date" has the meaning set forth in the preamble above.

        "Forward Month Gas Price" means the closing price of the NYMEX Henry Hub gas futures contract for the prompt Month adjusted by the NYMEX Houston Ship Channel Basis Swap for the same closing.

        "Gas", as used herein, means natural gas, as produced in its natural state from oil wells or from gas wells or gas condensate wells.

        "GPM" means the amount of gallons of ethane and/or heavier Products per Mcf.

        "Inlet Gas" means all Gas delivered into the Plant from the KMTP Line, being the Copano Gas and the KMTP Gas.

        "KMTP" has the meaning set forth in the preamble.

        "KMTP Gas" has the meaning set forth in the recitals above.

        "KMTP Line" has the meaning set forth in the recitals above.

        "Mcf" means one thousand (1,000) cubic feet, and "MMcf" means one million (1,000,000) cubic feet.

        "MMBtu" means one million (1,000,000) Btu.

        "Month" means a period beginning at 9:00 a.m. (local time) on the first day of a calendar month and ending at 9:00 a.m. (local time) on the first day of the next succeeding calendar month.

        "Payment Date" has the meaning set forth in Section 14.2.

        "PCL" or "Process Confirmation Letter" has the meaning set forth in Section 4.2.

        "PCL Gas" means that portion of the KMTP Gas that is processed under a PCL.

        "Person" means any individual, corporation, business trust, association, company, partnership, joint venture, governmental authority, or other entity.

        "Plant" has the meaning set forth in the recitals above.

        "Process" or "Processing" means the processing of Gas for the recovery of liquefiable hydrocarbons and/or the control of hydrocarbon dew point.

        "Processing Margin" shall have the meaning set forth in Section 5.1.

        "Products" means commercial products fractionated either in the Plant or elsewhere, including, but not limited to, condensate, natural gasoline, butane, isobutane, propane and ethane.

        "Psia" means pounds per square inch absolute.

        "Psig" means pounds per square inch gauge.

        "PTR" means plant thermal reduction, that is, the amount (expressed in MMBtu) by which inlet Gas is reduced by reason of shrinkage (including recovered condensate), fuel, flares and other losses in the Plant during operations.

        "PTR Make-up Gas" has the meaning set forth in Section 10.1.

        "Residue Gas" means the Gas remaining at the outlet of the Plant after the reduction of Inlet Gas by PTR.

        "Residue Gas Redelivery Point" means the flange or weld on the downstream side of the emergency shut-down valve installed downstream of the Plant and connecting to KMTP's pipeline.

        "Ship Channel Index" means the Index published in Inside F.E.R.C.'s Gas Market Report for the first of each month under the heading "Market Center Spot-Gas Prices," subheading "East Texas, Houston Ship Channel" or if Inside F.E.R.C.'s Gas Market Report ceases to be published or fails to publish said index price, an alternative index price that is comparable selected by the parties.

ARTICLE 2.—CERTAIN OBLIGATIONS OF THE PARTIES

        2.1.    Commitments of the Parties

        Subject to the terms and conditions herein, KMTP agrees to deliver or cause to be delivered to COPANO at the Delivery Point all of the Gas in the KMTP Line available for delivery at the Delivery Point. COPANO shall have the exclusive right and option to Process all such Gas in the Plant.

        Notwithstanding the foregoing, KMTP shall have the right to require COPANO to bypass the Plant with all or part of the Inlet Gas during any period in which the threat of hurricanes or freezing weather in the U. S. Gulf Coast area in imminent, present or recent, if, in KMTP's sole opinion, such Inlet Gas is needed to fulfill KMTP's contract obligations. During such period, COPANO's payment obligations under Article 4, KMTP's payment obligations under Article 5, and COPANO's performance obligations under Section 2.3 shall be deemed suspended and waived by both KMTP and COPANO.

        2.2.    Bypass; Suspension of Processing.

        Subject to the provisions of the immediately succeeding sentence, COPANO shall have the right to: (i) bypass the Plant with all or a portion of the KMTP Gas, (ii) suspend processing, or (iii) suspend or curtail the operation of the Plant at any time and from time to time during the term of this

  * CONFIDENTIAL TREATMENT REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE COMMISSION, AND THE APPROPRIATE SECTION HAS BEEN MARKED AT THE APPROPRIATE PLACE AND IN THE MARGIN WITH AN ASTERISK (*).

  Agreement. However, notwithstanding such bypass, suspension or curtailment, unless such bypass, suspension or curtailment is the result of force majeure or KMTP's request to bypass the KMTP Gas, COPANO shall: (i) pay KMTP the fees provided for in Sections 4.1 and 4.2, and (ii) condition Gas hereunder as required by Section 2.3.

    2.3.
    Hydrocarbon Dew Point Control.

*
COPANO shall condition Gas delivered to the Plant such that all Gas in the KMTP Line immediately downstream of the Plant shall have a hydrocarbon dew point no greater than [REDACTED] Fahrenheit at the pressures existing in the KMTP Line from time to time. COPANO shall provide such gas conditioning service by any means it determines, including but not limited to the Processing of a partial quantity of Inlet Gas sufficient to enable it to meet the specifications set out above. Notwithstanding the foregoing, COPANO shall not be obligated to Process more than a total of 550 MMcf of Gas per day. If the volume of Gas delivered by KMTP to the Plant exceeds 550 MMcf per day, COPANO may, but shall not be obligated to Process volumes in excess of 550 MMcf per day. In such case, the hydrocarbon dew point of Gas in the KMTP Line immediately downstream to the Plant may exceed [REDACTED] Fahrenheit to the extent resulting from the delivery by KMTP of Inlet Gas in excess of 550 MMcf Per day.

  2.4.
  Termination of KMTP Conditioning and Blending Fees

          From and after the Effective Date, notwithstanding any prior agreement or agreements between the parties hereto or any of their Affiliates to the contrary, COPANO and its Affiliates shall not be obligated to bear or pay, and KMTP and its Affiliates shall not charge COPANO or any or its Affiliates, or deduct from any payments made to COPANO or any of its Affiliates, any fees to condition or blend COPANO Gas to meet KMTP's hydrocarbon dew point specifications. From and after the Effective Date, notwithstanding any prior agreement or agreements between KMTP and any of its Affiliates and any third party to the contrary, no third party shall be obligated to bear or pay, and KMTP and its Affiliates shall not charge any third party, or deduct from payments made to any third party, any fees to condition or blend COPANO Gas to meet KMTP's hydrocarbon dew point specifications unless COPANO and KMTP agree in writing that such charges or deductions may be made by KMTP or its Affiliates. KMTP and COPANO shall amend any existing agreements between them and/or execute any new agreement(s) necessary to effectuate the agreement set forth in this Section 2.4.

  2.5.
  Termination of Live Oak PCL

          KMTP and COPANO are parties to a PCL dated                        , relating to Gas delivered at PIN 905796 on the KMTP Line from the Live Oak Gas Gathering System owned by Copano Field Services/Live Oak, L.P. Effective as of the Effective Date, said PCL shall be terminated. The termination of the PCL shall not alter or affect rights or obligations of the parties under said PCL that accrued prior to the Effective Date.

  2.6.
  Copano Contract Gas

          Copano may only enter into agreements for the processing or conditioning of Copano Contract Gas after obtaining the written consent of KMTP thereto.

ARTICLE 3.—ALLOCATION OF INLET GAS

  3.1.
  KMTP Information

          KMTP shall provide COPANO with the volume, average Btu per Mcf, average GPM, and any other information necessary for the processing allocation of the KMTP Gas and the Copano Gas by the fifth Business Day of each month following the month of production. Such information shall be

  * CONFIDENTIAL TREATMENT REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE COMMISSION, AND THE APPROPRIATE SECTION HAS BEEN MARKED AT THE APPROPRIATE PLACE AND IN THE MARGIN WITH AN ASTERISK (*).

  provided separately for (i) PCL Gas, (ii) Inlet Gas; (iii) Copano Contract Gas; and (iv) Copano Pipeline Gas.

    3.2.
    KMTP Gas Calculations

    KMTP shall calculate the Mcf, MMBtu, Btu factor, and average GPM by component of the KMTP Gas as follows:

    KMTP Gas Btu factor =Heating Value of KMTP Gas (expressed in MMBtu)/Volume of KMTP Gas (expressed in Mcf)

    KMTP Gas MMBtu=Heating Value of Inlet Gas (expressed in MMBtu) minus the Heating Value of Copano Gas (expressed in MMBtu)

    KMTP Gas Mcf =Volume of Inlet Gas (expressed in Mcf) minus the Volume of Copano Gas (expressed in Mcf)

    KMTP Gas GPM by component = (Inlet Gas theoretical gallons by component minus the Copano Gas theoretical gallons by component)/Volume of KMTP Gas Mcf (expressed in Mcf)

    Sum of each Copano Gas theoretical gallons by component = the sum of each Copano Gas GPM by component times the applicable Copano Gas Mcf

    Inlet Gas theoretical gallons by component = Inlet Gas GPM by component times the Inlet Gas (expressed in Mcf)

                  An example of the foregoing procedure for the calculation of Mcf, MMBtu, Btu factor, and average GPM by component for the KMTP Gas is set forth in Exhibit A attached hereto.

ARTICLE 4.—PAYMENTS BY COPANO TO KMTP

    4.1.
    Processing Payment—KMTP Gas

*
Subject to the provisions of Section 4.2 which may provide for an alternate fee for PCL Gas, COPANO shall pay KMTP a fee of [REDACTED] for each theoretical gallon of Product contained in the KMTP Gas, unless (i) the KMTP Gas contains less than [REDACTED] GPM on average for the Month; or (ii) the Month is a Conditioning Month, in either of which case no payment shall be made to KMTP. The payment hereunder shall be calculated as follows.

*
Volume of KMTP Gas (expressed in Mcf) × Average GPM of KMTP Gas × [REDACTED] per gallon

*
Subject to the provisions of Section 4.2 which may provide for an alternate fee for PCL Gas, COPANO shall pay KMTP a fee in addition to that specified in this Section 4.1 above when the average GPM of the Inlet Gas is [REDACTED] or greater in any calendar month that COPANO operates the Plant. The additional fee shall be [REDACTED] per Mcf of Inlet Gas calculated as follows:

*
Volume of Inlet Gas (expressed in Mcf) X [REDACTED] per Mcf

  COPANO shall retain one hundred percent (100%) of the Products and replace one hundred percent (100%) of the PTR attributable to the processing of the KMTP Gas.

  * CONFIDENTIAL TREATMENT REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE COMMISSION, AND THE APPROPRIATE SECTION HAS BEEN MARKED AT THE APPROPRIATE PLACE AND IN THE MARGIN WITH AN ASTERISK (*).

  4.2.
  Processing Payment—PCL Gas

          The parties acknowledge that it may be necessary to structure processing arrangements other than as set forth in Section 4.1 to attract rich gas supplies to the KMTP Line and the Plant. A Process Confirmation Letter ("PCL") in substantially the form of Exhibit B hereto shall set forth the terms for processing such Gas, referred to herein as PCL Gas, as mutually agreed upon by COPANO and KMTP. The PCL shall set forth the procedure for determining the Products and PTR attributable to the PCL Gas. In the absence of entry by the parties into a PCL, the terms contained in the body of this contract shall control regard to all processing carried out pursuant hereto.

ARTICLE 5.—PAYMENTS BY KMTP TO COPANO

  5.1.
  Determination of the Processing Margin

*
On the third Business Day prior to the beginning of each Month during the term hereof, KMTP and COPANO shall calculate the processing margin for the following Month (the "Processing Margin") in accordance with the formulae set forth in Part 1 of Exhibit D hereto and the provisions of this Section 5.1. [REDACTED]

5.2.
Conditioning Month Payments

*
For each Month for which the Processing Margin determined pursuant to Section 5.1 is less than [REDACTED] per gallon (each a "Conditioning Month"), KMTP shall pay COPANO [REDACTED].

ARTICLE 6.—PRESSURES

  6.1.
  Delivery Pressure

          Inlet Gas shall be delivered to COPANO at the Delivery Point at the pressure that exists in the KMTP Line. Although the pressure in the KMTP Line may vary, KMTP will make reasonable efforts to effect deliveries of Gas at the Delivery Point at a pressure of not less than 750 psig and not more than 1000 psig. COPANO will accept Gas at the Delivery Point at the KMTP Line pressures; provided, however, that if KMTP effects deliveries that are outside of the range of pressures listed above, then COPANO may refuse to accept such deliveries of KMTP Gas for processing, bypassing all or a part of said Gas as COPANO deems necessary for safe and efficient operation of the Plant.

  6.2.
  Pressure Drop

          COPANO shall deliver and KMTP shall receive Residue Gas at the Residue Gas Redelivery Point or the Alternate Redelivery Point at a pressure that is not more than 50 psig less than the pressure at which KMTP Gas was delivered at the Delivery Point, unless KMTP will accept a lesser pressure at the Residue Gas Redelivery Point or the Alternate Redelivery Point.

ARTICLE 7.—CONTENT TESTS

  7.1.
  Sampling

          The inlet and outlet gas metering and sampling facilities at or near the Delivery Point and the Residue Gas Redelivery Point shall be owned and operated by KMTP. Such facilities shall be equipped with chromatographs to provide a continuous chromatographic analysis of KMTP Gas and Residue Gas returned to KMTP on a daily basis. KMTP shall be responsible for determining the contents of the Copano Gas by taking samples and analyzing with a chromatograph or by use of a continuous chromatographic analysis.

        7.2.    Notices of Tests

        KMTP shall give COPANO sufficient notice in advance of each test of the gas chromatographs in order to permit COPANO to have a representative present to witness such tests, and KMTP shall furnish COPANO in writing the results of each such test of the gas chromatographs.

        7.3.    Btu Content

        Heating value determination shall be done according to methods prescribed in Article 11. Daily MMBtu shall be calculated and accumulated using continuous data from a chromatograph when available. The average monthly Btu per cubic foot shall be calculated by dividing the sum of the daily total MMBtu for the month by the sum of the daily total Mcf for the month.

ARTICLE 8.—PRODUCT AND PTR ALLOCATION

        8.1.    Procedures for Allocating Products and PTR

        Each month COPANO shall determine the Products and PTR attributable to each source of Inlet Gas. The procedure for determining the Products and PTR attributable to KMTP Gas is set forth in Exhibit "C' attached hereto. COPANO may change the procedure described in Exhibit C hereto upon written consent of KMTP, which consent shall not be unreasonably withheld. The procedure for determining the Products and PTR for PCL Gas shall be set forth in the applicable PCL.

ARTICLE 9—RESIDUE GAS REDELIVERY

        9.1.    Residue Gas Allocation to KMTP Gas

        The volume of KMTP Gas at the Delivery Point, less the volumes of PTR allocated pursuant to Section 8.1, shall be the volume of Residue Gas attributable to KMTP Gas each month.

        9.2.    Transfer of Custody and Responsibility for Residue Gas

        COPANO agrees to deliver Residue Gas attributable to KMTP Gas to KMTP or its designee at the Residue Gas Redelivery Point or the Alternate Redelivery Point as directed by KMTP from time to time. Custody of and responsibility for Residue Gas attributable to KMTP shall pass from COPANO to KMTP at such points.

        9.3.    Residue Gas Volumes

        COPANO shall use reasonable commercial efforts each day to deliver Residue Gas attributable to KMTP Gas in the same day as such Gas was delivered to the Plant. Any imbalances in deliveries of Residue Gas shall be cashed out each month in the same manner specified for PTR Make-Up Gas in Section 10.2 below.

ARTICLE 10.—MAKE-UP OF PTR

        10.1.    Obligation

        COPANO agrees to deliver or cause to be delivered to KMTP, or its designee, a volume of Gas with an MMBtu content equal to one hundred percent (100%) of the difference between the number of MMBtu contained in KMTP Gas and the number of MMBtu contained in Residue Gas attributable to KMTP Gas. Gas so delivered is herein called "PTR Make-up Gas". COPANO also agrees to deliver or cause to be delivered to KMTP, or its designee, COPANO's share of the PTR Make-up Gas attributable to the PCL Gas in accordance with the terms of the particular PCL.

  * CONFIDENTIAL TREATMENT REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE COMMISSION, AND THE APPROPRIATE SECTION HAS BEEN MARKED AT THE APPROPRIATE PLACE AND IN THE MARGIN WITH AN ASTERISK (*).

  10.2.
  PTR Make-up Gas Balancing

          COPANO shall use reasonable commercial efforts each month to deliver PTR Make-up Gas due KMTP in the same month as such Gas was delivered to the Plant. The number of MMBtu delivered by COPANO as PTR Make-up Gas may not equal to amount due from time to time, and COPANO shall maintain an account of the over-and under-deliveries of PTR Make-up Gas. Any imbalance in deliveries of PTR Make-up Gas shall be cashed out each month in accordance with the following:

*
(a)        Over-delivery of PTR Make-up Gas shall be sold to KMTP at a price equal to [REDACTED].

*
(b)        Under-delivery of PTR Make-up Gas shall be purchased from KMTP by COPANO at a price equal to [REDACTED].

10.3.
Notice of Volumes

          On or before the third work day preceding the end of each month, KMTP will provide COPANO with KMTP's reasonable estimate of Gas volume anticipated to be delivered to the Plant from the KMTP Line during the next succeeding month, and shall make reasonable efforts to give COPANO advance notice of expected material changes in this volume. Following each month, COPANO will provide KMTP by the eighth (8th) workday with a complete listing of PTR Make-up Gas and Residue Gas deliveries.

ARTICLE 11.—MEASUREMENT

  11.1.
  Assumed Atmospheric Pressure

          The average atmospheric pressure shall be assumed to be fourteen and seven tenths pounds per square inch (14.7 psi), irrespective of actual elevation or location of the delivery point(s) above sea level or variations in such atmospheric pressure from time to time, unless specified otherwise.

    11.2.
    Unit of Volume

          The unit of volume for measurement of Gas for all purposes shall be one (1) cubic foot of Gas at a base temperatures of sixty degrees Fahrenheit (60° F.) and at a base pressure of fourteen and seventy-three hundredths pounds per square inch absolute (14.73 psia). Where measurement is by orifice meter, all fundamental constants, observations, records and procedures involved in the determination and/or verification of the quantity and other characteristics of Gas delivered hereunder shall be made according to the latest revision of ANST/API 2530-92 Chapter 14.3, Part 1-4 (AGA Report No. 3), with any revisions, amendments or supplements as may be mutually acceptable to KMTP and COPANO, unless otherwise specified herein. Measurement by turbine meter, unless specified otherwise, shall be in accordance with A.G.A. Report No. 7, with any revisions, amendments or supplements as may be mutually agreeable to the parties hereto. When positive displacement or turbine meters are used for the measurement of Gas, the flowing temperature of the Gas shall be assumed to be sixty degrees Fahrenheit (60° F.) and no correction shall be made for any variation therefrom; provided, however, KMTP shall have the option of installing or causing to be installed a recording thermometer, should chart measurement be used, and if KMTP exercises such option and installs or causes to be installed such thermometer, correction shall be made for each degree variation in the average flowing temperature for each meter recording. Where measurement is by other than orifice, turbine or positive meter, standards commonly acceptable in the natural gas industry shall be used in the determination of all factors involved in the computation of Gas volumes.

        11.3.    Adjustment for Supercompressibility

        Adjustment to measured Gas volumes for the effects of supercompressibility shall be made according to accepted AGA standards. Measuring party shall obtain representative relative density, gas composition, carbon dioxide and nitrogen mole fraction values, from the Gas samples obtained for the Gas delivered or received as may be required to compute such adjustments according to standard testing procedures. Equations for the calculation of supercompressibility will be taken from the latest revision of AGA Report No. 8, Compressibility for Natural Gas and Other Hydrocarbon Gases. Each month, the supercompressibility will be calculated using the latest gas analysis and the monthly average of the flowing temperature and pressure.

        11.4.    Determination of Heating Value

        At the mutual agreement of KMTP and COPANO, the heating value of the Gas may be determined by recording calorimeter or by the use of a chromatograph, a continuous gas sampler or by taking spot Gas samples. The arithmetical average of the hourly heating value recorded by a recording instrument during periods of flow each day shall be considered as the heating value of the Gas delivered hereunder during such day. If spot or continuous samples are taken, the samples shall be analyzed on the measuring party's calorimeter or chromatograph. The result of a sample shall be applied to Gas deliveries on the first day of the month the sample is removed and for all succeeding months until a new sample is taken. All heating value determinations made with a chromatograph shall use physical gas constants for gas compounds as outlined in the latest revision of GPA 2172 or revisions to related reports to which the parties may mutually agree. Heating value shall be determined to the nearest whole Btu.

        11.5.    Determination of Flowing Temperature

        The temperature of the Gas flowing through the meter or meters shall be determined by the continuous use of a recording thermometer installed so that it will properly record the temperature of the Gas flowing through the meter or meters should chart measurement be used. The average of the temperature recorded each day shall be used in computing the volumes of Gas for that day. Temperature shall be determined to the nearest whole degree in Fahrenheit.

        11.6.    Determination of Specific Gravity

        The specific gravity of the Gas flowing through the meter or meters may be determined by the use of a recording gravitometer or chromatograph so that it will properly record the specific gravity of the Gas flowing through the meter or meters. The average of specific gravity recorded each day shall be used in computing the volume of Gas for that day. At the mutual agreement of KMTP and COPANO, the specific gravity of the Gas flowing through the meter or meters may be determined by means of a portable gravitometer or chromatograph, by taking Gas samples or by the use of a continuous gas sampler in lieu of a recording gravitometer. In the event Gas samples are taken or a continuous gas sampler is installed, the samples shall be run on the measuring party's gravitometer or chromatograph at another location. If spot or continuous samples are taken, to determine specific gravity of the Gas, the result of such sample shall be applied to Gas deliveries on the first day of the month the sample is removed and for all succeeding months until a new sample is taken. All specific gravity determinations made with a chromatograph shall use physical constants for gas compounds as outlined in the latest revision of GPA 2172 or revisions to related Reports to which the parties may mutually agree. Specific gravity shall be determined to the nearest one thousandth (0.001).

ARTICLE 12.—MEASURING EQUIPMENT AND TESTING

        12.1.    Equipment

        At or near each point at which either KMTP Gas or COPANO Gas is measured, KMTP, or its designee, shall, at its expense, operate and maintain in accurate working order, the meters, instruments and equipment of standard type necessary to measure the Gas to be delivered hereunder. KMTP shall likewise furnish, install, operate and maintain, or cause the same to be done, such instruments and equipment as may be necessary at points other than such point(s) of delivery and other than any Alternate Redelivery Point to obtain the information to measure the Gas to be delivered hereunder. The metering and other equipment installed, together with any buildings erected for such equipment, shall be and remain the property of KMTP.

        As specified by KMTP, all measuring stations provided hereunder shall be equipped with orifice meter runs, orifice meter gauges, recording gauges or other types of meter or meters of standard make and design commonly accepted in the natural gas industry in order to accurately measure the Gas delivered hereunder. At KMTP's and COPANO's mutual agreement, a computer, transducers and other associated sensing devices may be installed to accurately measure the Gas delivered hereunder in accordance with A.G.A. Report Nos. 3,5,6 and 7, as appropriate, in lieu of mechanical devices with charts. If a computer and associated devices are installed, the values for gross heating value and specific gravity may be entered either manually (but not more frequently than once per month) or as real time data if such data is available. Values for carbon dioxide and nitrogen used in supercompressibility correction determinations shall be entered as real time data if such data is available or shall be entered manually at intervals mutually agreed upon, but at least once every six (6) months.

        12.2.    Calibration and Tests of Meters

        The measuring party shall calibrate chromatographs, if used, at least once each month against a standard gas sample. All other measuring equipment shall be calibrated and adjusted as necessary by the measuring party or as frequently as deemed necessary by KMTP but not less frequently than once each month. COPANO may, at its option, be present for such calibration and adjustment. KMTP shall give COPANO notice of the time of all tests sufficiently in advance of conducting same so that both parties may conveniently have their representatives present. Following any test, any measuring equipment found to be inaccurate to any degree shall be adjusted immediately to measure accurately. Each party shall have the right, at any time, to challenge the accuracy of any measuring equipment used hereunder and may request additional tests. If, upon testing, the challenged equipment is found to be in error, then it shall be repaired and calibrated. The cost of any such special testing, repair and calibration shall be borne by the party requiring the special test if the percentage of inaccuracy is found to be two percent (2%) or less (one percent [1%] if electronic flow measurement equipment is utilized). Otherwise, the cost shall be borne by the party operating the challenged measuring equipment.

        12.3.    Access to Meters and Records

        The other party shall have access at all reasonable times to the measuring equipment and all other instruments used by the measuring party in determining the measurement and quality of the Gas delivered hereunder, but the reading, calibrating, and adjusting thereof shall be done only by employees, agents or representatives of the measuring party. The measuring party shall keep on file copies of original records for a period of three (3) years for mutual use of KMTP and COPANO. Upon request, the measuring party shall submit to the other party copies of original records from such equipment, subject to return by the party within sixty (60) days after receipt thereof.

        12.4.    Correction of Metering Errors

        If, upon any test, the measuring equipment, in the aggregate for any measurement facility, is found to be inaccurate by more than two percent (2%) (one percent [1%] if electronic flow measurement equipment is utilized), registration thereof and any payments based upon such registration shall be corrected at the rate of such inaccuracy for any period of inaccuracy which is definitely known or agreed upon; provided, however, if such period is not definitely known or agreed upon, then such registration and payment shall be corrected for a period extending back one-half (1/2) of the time elapsed since the last day of calibration.

        12.5.    Failure of Meters

        If, for any reason, the measuring equipment is out of service or out of repair so that the quantity of Gas delivered hereunder through such measuring equipment cannot be ascertained or computed from the readings thereof, the quantity of Gas so delivered during the period such equipment is out of service or out of repair shall be estimated and agreed upon by KMTP and COPANO upon the basis of the best available data, using the first of the following methods which is feasible:

          (a)   By using the registration of any duplicate measuring equipment installed by the measuring party, if installed and registering correctly;

          (b)   By using the registration of any check measuring equipment of the other party O, if installed and registered accurately;

          (c)   By correcting the error if the percentage of error is ascertainable by calibration, test or mathematical calculation;

          (d)   By estimating the quantity of deliveries by using the volumes delivered under similar conditions during preceding periods when the measuring equipment was registering accurately.

        12.6.    Check Measuring Equipment

        COPANO may install, maintain and operate at its own expense, at or near the Delivery Point hereof, such check measuring equipment as desired; provided, however, that such equipment shall be installed so as not to interfere with the operation of any other measuring equipment. KMTP shall have access to such check measuring equipment at all reasonable times, but the reading, calibration and adjusting thereof and the changing of charts shall be done only by COPANO.

        12.7.    New Measurement Techniques

        If, at any time during the term hereof, a new method or technique is developed with respect to gas measurement or liquids measurement or to the determination of the factors used in such measurements, such new method or technique may be substituted for the method set forth in this Article 12 when the party employing such new method or technique receives consent from the other party.

        12.8.    Liquid Measurement

        COPANO shall measure Products and condensate by utilizing meters operated and maintained in accordance with recognized industry standards. Measurement procedures and calculations will be in accordance with the API Manual of Petroleum Measurement. Meter tests and calibration will be conducted as determined by COPANO, but at least once each month. Procedures used in testing and calibration will be in accordance with the aforementioned API Manual of Petroleum Measurement to ensure measurement accuracy to within one-half of one percent. Consecutive meter factors differing by more than 50/10,000 will result in an adjustment to recorded volumes. KMTP shall have access to the measuring equipment at all reasonable times, but readings, calibrations and adjustments thereof shall be done by employees or agents of COPANO. COPANO shall notify KMTP in advance of the performance of tests and calibrations so that KMTP may have its representative present as a witness.

ARTICLE 13.—QUALITY

        13.1.    Gas Quality Specifications

        All KMTP Gas delivered to the Plant, and PTR Make-up Gas and Residue Gas returned to KMTP hereunder shall meet the following specifications:

          (a)   The Gas shall be free of water and other objectionable liquids at the temperature and pressure at which the Gas is delivered and the Gas shall not contain any hydrocarbons which might condense to free liquids in the pipeline under normal pipeline conditions and shall in no event contain water vapor in excess of seven (7) pounds per one million (1,000,000) cubic feet, measured at fourteen and seventy—three hundredths pounds per square inch absolute (14.73 psia) at a standard temperature of sixty degrees Fahrenheit (60° F.).

          (b)   The Gas shall not contain more than one-quarter (1/4) grain of hydrogen sulphide per one hundred (100) cubic feet as determined by quantitative methods in general use within the natural gas industry and as mutually acceptable to the parties hereto.

          (c)   The Gas shall not contain more than two (2) grains of total sulphur per one hundred (100) cubic feet as determined by quantitative methods in general use within the natural gas industry and as mutually acceptable to the parties hereto.

          (d)   The Gas shall not contain more than one-quarter (1/4) grain of mercaptan per one hundred (100) cubic feet as determined by quantitative methods in general use within the natural gas industry and as mutually acceptable to the parties hereto.

          (e)   The Gas shall not contain in excess of:

            (1)   Three percent (3%) by volume of carbon dioxide (CO2)

            (2)   Ten parts per million (10 ppm) by volume of oxygen (O2);

            (3)   Three percent (3%) by volume of nitrogen (N2),

          (f)    The Gas shall contain no carbon monoxide, halogens or unsaturated hydrocarbons and not more than four hundred parts per million (400 ppm) of hydrogen.

          (g)   The Gas shall have a temperature of not more than one hundred and twenty degrees Fahrenheit (120° F) nor less than forty degrees Fahrenheit (40° F).

          (h)   The Gas shall contain a daily average heating content of not less than nine hundred fifty (950) Btu per cubic foot and not more than one thousand one hundred seventy-five (1,175) Btu per cubic at 14.73 psia, dry.

          (i)    The Gas shall be commercially free from dust, gum, gum forming constituents or other objectionable liquid or solid matter that might become separated from the Gas in the course of transmission through pipelines.

        13.2.    Testing

        Tests to determine the quality of Gas shall be conducted by either party at its sole expense and shall be made as often as mutually agreed upon and as reasonably required by approved standard methods in general use by the gas industry. The testing party shall promptly furnish the other party with copies of all test results. The testing party shall give the other party reasonable notice of all such tests in order that the other party may have its representatives present if it so desires.

        13.3.    Failure to Meet Quality Specifications

        If any Gas subject hereto fails to meet an applicable quality specification, the receiving party shall have the right to waive such failure and to continue to receive such Gas. If the receiving party refuses to receive such Gas and if the delivering party does not elect to treat the Gas so as to cause the same to meet such quality specification, then such delivering party shall stop the delivery of Gas that fails to meet such quality specification.

ARTICLE 14.—ACCOUNTING

        14.1.    Statements

        COPANO shall provide KMTP by the twentieth (20th) day of each calendar month a statement for the previous month setting forth the payments due KMTP pursuant to Article 4, the payments due COPANO pursuant to Article 5 and any amounts owed to or by KMTP for Residue Gas pursuant to Section 9.3 and for PTR Make-up Gas pursuant to Section 10.2.

        14.2.    Payments

        The party that is owed the greater amount as reflected in a statement referred to in Section 14.1 (the "Creditor Party") shall net its obligation against the obligation of the other party (the "Debtor Party"). Specifically, the Debtor Party shall make payment of the difference between amounts owed by the Creditor Party hereunder and amounts owed by the Debtor Party hereunder. Payment of such difference shall be made not later than the twenty-fifth (25th) day of the month following the month of delivery (the "Payment Date"). If the amounts owed by each party to the other are equal, neither party shall make payment. If the Payment Date falls on a Saturday, or a bank holiday other than Monday, payment shall be made on the preceding banking day. If the Payment Date falls on a Sunday or a Monday bank holiday, payment shall be made on the succeeding banking day.

        14.3.    Auditing

        Each party shall have the right at reasonable hours to examine the books, records, and charts of the other party to the extent necessary to verify the accuracy of any statement, payment, calculation, or determination made pursuant to the provisions of this Contract. If any such examination shall reveal, or if either party shall discover, any error or inaccuracy in its own or the other party's statement, payment, calculation, or determination, then proper adjustment and correction thereof shall be made as promptly as practicable thereafter, provided that all statements, payments, calculations and determinations shall be final unless questioned within three (3) years of the date thereof.

        14.4.    Failure to Pay

        If either party fails to pay any amount payable to the other hereunder when due, interest thereon shall accrue and be payable from the date on which payment was due until the date payment is made. The rate of such interest shall be the prime rate of interest quoted by Fleet National Bank; provided, that the interest rate provided herein shall never exceed the highest rate of interest permitted by applicable law. If any such failure to pay continues for thirty (30) days after protest in writing, the aggrieved party may suspend deliveries or acceptance of deliveries of Gas hereunder and, in addition, may terminate this Contract upon written notice to the non-paying party as applicable. The exercise of any such right by either party shall be in addition to any and all other remedies available to such party.

ARTICLE 15.—FORCE MAJEURE

        15.1.    Definition

        If either party is rendered unable, wholly or in part, by force majeure to carry out its obligations (except financial obligations) under this Contract, it is agreed that, on such party's giving notice and reasonably full particulars of such force majeure in writing or by telegraph to the other party within a reasonable time after the occurrence of the cause relied on, then the obligations of the party giving such notice, so far as they are affected by force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as possible be remedied with all reasonable dispatch. The term "force majeure," as employed herein, means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, hurricanes, floods, high water, washouts, arrests and restraints of government and people, civil disturbances, explosions, breakage or accident to machinery or lines of pipe, freezing of wells or lines of pipe, partial or entire failure of wells, and any other causes, whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming suspension; such term shall likewise include (a) in those instances where either party hereto is required to obtain servitudes, rights-of-way grants, permits or licenses to enable such party to perform hereunder, the inability of such party to acquire, or the delays on the part of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights-of-way grants, permits or licenses, and (b) in those instances where either party hereto is required to furnish materials and supplies for the purpose of constructing or maintaining facilities or is required to secure permits or permissions from any governmental agency to enable such party to perform hereunder, the inability of such party to acquire, or the delays on the part of such party in acquiring, at reasonable costs and after the exercise of reasonable diligence, such materials and supplies, permits and permissions.

        15.2.    Strikes and Lockouts

        It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, and that the above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing party when such course is inadvisable in the discretion of the party having the difficulty.

        15.3.    Plant Loss

        In the event of loss of or damage to all or a substantial part of the Plant or the KMTP Line for any cause, COPANO and KMTP shall have no obligation to repair, rebuild, or replace same unless each party determines, in its sole discretion, to do so, and the above requirement that any force majeure shall be remedied with all reasonable dispatch shall not apply in such event.

ARTICLE 16.—TAXES

        16.1.    Taxes

        As between the parties hereto, KMTP shall be responsible for all taxes and assessments levied on facilities owned by KMTP and activities prior to the delivery of COPANO Gas and KMTP Gas at the Delivery Point and after the redelivery at the Residue Gas Redelivery Point or Alternate Redelivery Point. COPANO shall be responsible for all taxes and assessments levied on facilities owned by COPANO and activities from the time Copano Gas and/or KMTP Gas is so delivered to Copano until the redelivery of Gas to KMTP at the Residue Gas Redelivery Point or the Alternate Delivery Point.

ARTICLE 17.—LIABILITY; TITLE AND WARRANTIES

        17.1.    Transfer of Custody of and Responsibility For Gas

        As between KMTP and COPANO, KMTP shall be in control and possession of the Gas until such Gas has been delivered to COPANO at the Delivery Point and after it has been redelivered to KMTP at the Residue Gas Redelivery Point or Alternate Redelivery Point. As between COPANO and KMTP, COPANO shall be in control and possession of the Gas after it has been delivered to COPANO at the

Delivery Point and until it is redelivered to KMTP at the Residue Gas Redelivery Point or Alternate Redelivery Point. Nothing in this Section 17.1 shall affect title to the Gas, which will remain with the owner thereof.

        17.2.    Title to Products

        Title to Products attributable to KMTP Gas shall be transferred to COPANO at the Delivery Point.

        17.3.    Title to PTR

        Title to PTR Make-up Gas shall be transferred to KMTP at the point at which said PTR Make-Up Gas is delivered to KMTP.

        17.4.    Liability

        Neither Party shall be liable to the other for punitive or exemplary damages under this Agreement.

        17.5.    Warranties

        KMTP hereby warrants that it has the right to have processed all KMTP Gas delivered from the KMTP Line and agrees, if notified by COPANO, to indemnify COPANO against all suits, actions, debts, accounts, damages, costs (including attorneys' fees), losses and expenses arising from or out of any adverse legal claims of any and all persons with respect to such processing rights. COPANO hereby warrants that it has the right to process COPANO Gas and warrants title to PTR Make-up Gas and agrees, if notified by KMTP, to indemnify KMTP against all suits, actions, debts, accounts, damages, costs (including attorneys' fees), losses and expenses arising from or out of any adverse legal claims of any and all persons with respect to such right to process and/or title.

ARTICLE 18.—SUCCESSORS AND ASSIGNS

        18.1.    Binding of Terms

        All the terms and conditions of this Contract shall extend to and be binding upon the respective successors and assigns of the parties hereto.

        18.2.    Conditions

        No assignment of an interest in this Contract shall be made by either party without the prior written consent of the other party; which consent shall not be unreasonably withheld, provided, that prior written consent shall not be required: (i) for an assignment to an Affiliate of a party in connection with a corporate consolidation, amalgamation, merger or reorganization or (ii) for an assignment by either party to a purchaser in connection with a sale of the KMTP Line by KMTP or the Plant by COPANO.

        18.3.    Pledged Rights

        Notwithstanding any provision hereof to the contrary, any party hereto shall have the right to pledge, mortgage or grant a security interest in its rights hereunder to secure the indebtedness of such party and the consent of the other party shall not be required in connection with the foreclosure of any liens, security interests created by any such pledge, mortgage or security agreement.

ARTICLE 19.—NOTICES

        19.1.    Addresses

        All notices to be given hereunder shall be in writing and shall be delivered personally or by prepaid mail, overnight delivery service, telefacsimile, or telegram to the respective parties at the addresses stated below or to such other addresses as they shall respectively designate hereafter in writing from time to time:

  To KMTP:

  Address for Notices:

  KINDER MORGAN TEXAS PIPELINE, L.P.
  One Allen Center
  500 Dallas Street, Suite 1000
  Houston, Texas 77002
  ATTN: Accounting Dept. (For Accounting Matters)
  Telephone: (713) 369-9000
  Facsimile: (713) 369-9385

  KINDER MORGAN TEXAS PIPELINE, L.P.
  One Allen Center
  500 Dallas Street, Suite 1000
  Houston, Texas 77002
  ATTN: Vice President, Gas Supply & Processing (For all other matters)
  Telephone: (713) 369-8860
  Facsimile: (713) 369-9395

  Address for Payments:

  KINDER MORGAN TEXAS PIPELINE, L.P.
  The Chase Manhattan Bank,   New York
  ABA No. 021000021
  Acct. No. 323-189474

  To COPANO:

  Address for Notices:

  Copano Processing, L.P.
  ATTN: Contract Services (For Contract Matters)
  2727 Allen Parkway, Suite 1200
  Houston, Texas 77019-2154
  Telephone: 713-621-9547
  Facsimile: 713-621-9553

  Copano Processing, L.P.
  ATTN: Plant Accounting (For Accounting Matters)
  2727 Allen Parkway, Suite 1200
  Houston, Texas 77019-2154
  Telephone: 713-621-9547
  Facsimile: 713-621-9545

  Copano Processing, L.P.
  ATTN: Vice President Gas Processing (For all other matters)
  2727 Allen Parkway, Suite 1200
  Houston, Texas 77019-2154
  Telephone: 713-621-9547
  Facsimile: 713-621-9545

  Address for Payments:

  Copano Processing, L.P.
  Comerica Bank—Texas
  ABA No. 111000753
  Acct No. 1880699754

ARTICLE 20.—TERM

        20.1.    Term

        This Contract shall be effective as of the Effective Date and shall continue in full force and effect for a primary term ending on August 31, 2006, and year to year thereafter, unless canceled by either party giving advance written notice to the other at least 180 days before the date of termination of the primary term or any subsequent anniversary date thereof.

ARTICLE 21.—MISCELLANEOUS

        21.1.    Upstream Processing

        KMTP shall not process or arrange for processing of any of the Gas in the KMTP Line upstream of the Plant or prior to delivery of such Gas into the KMTP Line with a third party processor except that KMTP shall have the sole option to process or arrange for processing of any Gas upstream of the Plant from any pipeline or plant that KMTP or any Affiliate of KMTP acquires after the date of this Agreement if such Gas was subject to a processing agreement on the effective date of the acquisition of such pipeline or plant by KMTP or its Affiliate. Arrangements for processing by a third party seller or transporter of Gas delivered into the KMTP Line shall not, for purposes hereof, be deemed arrangements by KMTP.

        21.2.    Indemnity

        KMTP and COPANO each hereby releases, relinquishes and discharges and, at the sole cost and expense of each, shall indemnify, protect, save harmless and defend the other of and from any and all claims, demands, causes of actions, damages, liabilities and costs, (including reasonable attorneys' fees,) of any and every nature whatsoever arising out of the performance of this Contract which are asserted against the indemnitee by any person, whether they be third persons or employees of either of the parties hereto, for personal injury, death, or loss of or damage to property where such personal injury, death, or loss of or damage to property is due to the sole negligence or sole willful misconduct of the indemnitor, its employees, agents, contractors or subcontractors. Where personal injury, death, or loss of or damage to property is the result of joint negligence or willful misconduct of KMTP and COPANO, their employees, agents, contractors or subcontractors, the indemnitor's duty of indemnification shall be in the same proportion that the indemnitor's negligent acts or omissions contributed thereto. If KMTP or COPANO is held strictly liable under law, the indemnitor's duty of indemnification shall be in the same proportion that the indemnitor's negligent acts or omissions contributed to the personal injury, death, or losses of or damage to property for which the indemnitee is held strictly liable.

        21.3.    Waiver

        No waiver by KMTP or COPANO of any default of the other party under this Contract shall operate as a waiver of any subsequent default, whether of a like or a different character.

        21.4.    Performance

        Any provision herein that requires action by either party where a performance date is not specified shall require performance of such action within a reasonable time.

  * CONFIDENTIAL TREATMENT REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE COMMISSION, AND THE APPROPRIATE SECTION HAS BEEN MARKED AT THE APPROPRIATE PLACE AND IN THE MARGIN WITH AN ASTERISK (*).

  21.5.
  Drafting

          As between the parties hereto, it shall be conclusively presumed that each and every provision of this Contract was drafted jointly by KMTP and COPANO.

  21.6.
  Headings

          The Table of Contents and headings contained in this Contract are used solely for convenience and do not constitute a part of the agreement between the parties hereto, and they should not be used to aid in any manner in construing this Contract.

  21.7.
  Third Party Beneficiaries

          It is the specific intention of the parties hereto that the provisions of this Contract shall not impart rights enforceable by any person, firm, or organization not a party or not a successor or assignee of a party to this Contract and, therefore, that there be no third party beneficiary to this agreement.

  21.8.
  Renegotiation Rights

*
If significant changes to the conditioning fees or services contemplated herein, ([REDACTED]), either party shall have the right to require the other to enter into negotiations to amend this agreement to the mutual satisfaction of the parties.

21.9.
Prior Contract

          This Agreement supersedes and replaces the 2001 Gas Processing Agreement as of the Effective Date. This Agreement shall not alter or affect any rights or obligations of the parties under the 2001 Gas Processing Agreement that accrued prior to the Effective Date.

  21.10
  Replacement Indices.

          Should any index utilized by the parties be unavailable or cease to be published, the parties shall promptly meet and in good faith determine an alternative index or payment methodology that will place each in a comparable economic position to that they would have been in had the original index have been available and utilized. Should the parties be unable to so reach agreement, either may submit the matter for arbitration pursuant to the expedited rules of the American Arbitration Association.

        IN WITNESS WHEREOF, this Contract is executed in multiple originals as of the dates signified below, effective as of the date first above written.

COPANO PROCESSING, L.P. by Copano Processing (Texas), L.L.C. its Managing General Partner
By:	/s/ Brian D. Eckhart
Title:	Senior Vice President
Date:	1/30/04
KINDER MORGAN TEXAS PIPELINE, L.P. By Kinder Morgan Tejas Pipeline GP LLC
By:	/s/ [ILLEGIBLE]
Title:	VICE PRESIDENT
Date:	2/4/04

EXHIBIT B

PROCESSING CONFIRMATION LETTER (PCL)

KMTP METER STATION NO.

  Name of Producer:

  Field(s):

  County:

  Quantity:

  Quality:

  Effective Date:

  Term of Contract:

  Renewal:

  KMTP share of:

    Products:

    PTR:

    Direct Operating Costs:

    Allocation Procedure: To be attached

  Other Fees Paid:

  Other Provisions:

This Processing Confirmation Letter is accepted by and agreed to by:

Kinder Morgan Texas Pipeline, L.P. COPANO PROCESSING, L.P.

This day of , 200	This day of , 200
By:	By:

EXHIBIT C

DETERMINATION OF PLANT PRODUCTS, PTR AND RESIDUE GAS

A.
Determination of Plant Products

        The quantity of Products attributable to the KMTP Gas delivered to COPANO hereunder shall be determined by multiplying the total quantity of each such Product contained as a component in the KMTP Gas by the recovery factor for each Product. The Recovery Factor shall equal a fraction, the numerator of which is the quantity of each such Plant Product recovered and saved in the Plant, and the denominator of which is the total quantity of each such Plant Product contained as a component of Gas from all sources delivered to the Plant for processing.

B.
Determination of PTR

        The PTR shall be the sum of the Plant fuel and shrinkage as determined below:

  (i)
  The quantity of the KMTP Gas, stated in MMBtu's, that is consumed as Plant fuel, flare and vent in the processing of the KMTP Gas during a given Month shall be determined by multiplying the total quantity of MMBtu's consumed as Plant Fuel, flare and vent in Plant operations during such Month by a fraction, the numerator of which is the total quantity of KMTP Gas in MMBtu and the denominator of which is the total quantity in MMBtu of Gas from all sources delivered to the Plant for processing; and

  (ii)
  Shrinkage shall be calculated each Month by multiplying the number of gallons of each component recovered and allocated to the KMTP Gas by the Btu equivalent of each such component as set forth in the GPA Technical Standards Publication No. 2145-96, as revised from time to time and as adjusted to sixty degrees Fahrenheit (60°) and 14.73 psia pressure base; the aggregate Btu's of all such components shall constitute the shrinkage hereunder.

C.
Determination of Residue Gas

        The quantity of Residue Gas shall be determined by subtracting the quantity of PTR in MMBtu attributable to the KMTP Gas from the quantity of KMTP Gas in MMBtu delivered for processing at the Plant.

* CONFIDENTIAL TREATMENT REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE COMMISSION, AND THE APPROPRIATE SECTION HAS BEEN MARKED AT THE APPROPRIATE PLACE AND IN THE MARGIN WITH AN ASTERISK (*).

EXHIBIT D

*
[REDACTED]

QuickLinks

  Exhibit 10.7
AMENDED AND RESTATED GAS PROCESSING CONTRACT
BETWEEN
KINDER MORGAN TEXAS PIPELINE, L.P. AND
COPANO PROCESSING, L.P.
JANUARY 1, 2004
AMENDED AND RESTATED GAS PROCESSING CONTRACT BETWEEN KINDER MORGAN TEXAS PIPELINE, L.P. AND COPANO PROCESSING, L.P.
TABLE OF CONTENTS
AMENDED AND RESTATED GAS PROCESSING CONTRACT BETWEEN KINDER MORGAN TEXAS PIPELINE, L.P. AND COPANO PROCESSING, L.P.
W I T N E S S E T H
ARTICLE 1.—DEFINITIONS
ARTICLE 2.— CERTAIN OBLIGATIONS OF THE PARTIES
ARTICLE 3.— ALLOCATION OF INLET GAS
ARTICLE 4.— PAYMENTS BY COPANO TO KMTP
ARTICLE 5.— PAYMENTS BY KMTP TO COPANO
ARTICLE 6.—PRESSURES
ARTICLE 7.— CONTENT TESTS
ARTICLE 8.— PRODUCT AND PTR ALLOCATION
ARTICLE 9— RESIDUE GAS REDELIVERY
ARTICLE 10.— MAKE-UP OF PTR
ARTICLE 11.—MEASUREMENT
ARTICLE 12.— MEASURING EQUIPMENT AND TESTING
ARTICLE 13.—QUALITY
ARTICLE 14.—ACCOUNTING
ARTICLE 15.— FORCE MAJEURE
ARTICLE 16.—TAXES
ARTICLE 17.—LIABILITY; TITLE AND WARRANTIES
ARTICLE 18.— SUCCESSORS AND ASSIGNS
ARTICLE 19.—NOTICES
ARTICLE 20.—TERM
ARTICLE 21.—MISCELLANEOUS
EXHIBIT B
PROCESSING CONFIRMATION LETTER (PCL)
EXHIBIT C
DETERMINATION OF PLANT PRODUCTS, PTR AND RESIDUE GAS
EXHIBIT D